Exhibit 99.1

NEWS

For Release          Immediate


Contacts             (News Media) Jim Rosensteele, SVP, Corporate Communications
                     317.817.4418
                     (Investors) Tammy Hill, SVP, Investor Relations
                     317.817.2893


          Conseco Shareholders Elect Three Directors, Approve Auditors;
                   Kirsch Added to Conseco Board of Directors

Carmel, Ind., August 24, 2004 - Shareholders of Conseco, Inc. (NYSE: CNO) at the company's annual meeting today:

     o Re-elected three directors to serve one-year terms expiring at next year's annual meeting; and

     o Ratified the appointment of PricewaterhouseCoopers LLP as the Company's auditors for 2004

Conseco also announced that its board of directors appointed William S. Kirsch, the company's president and CEO, to fill the board vacancy resulting from the recent resignation of William J. Shea. Kirsch's term expires at next year's annual meeting.

"Conseco has an active and engaged board of directors, with nearly 100 years of collective experience in the insurance industry, as well as other complementary expertise," said R. Glenn Hilliard, executive chairman. "With Bill Kirsch as president and CEO, backed by an experienced executive team, the board is confident that Conseco has the right management to continue its progress in returning the company to a position of leadership in the industry."

The newly re-elected directors are:

     o Debra J. Perry, a former senior managing director of Moody's Investors Service with a background in investment and commercial banking. She has served as a director since June 2004.

     o Philip R. Roberts, an investment management consultant, who formerly served in chief investment officer roles at Mellon Financial, and, during his 26-year insurance career, at Aetna Life & Casualty. He has been a director since September 2003.

     o Michael T. Tokarz, a corporate director and venture capitalist, and former general partner of Kohlberg Kravis Roberts, a leading private equity firm. He joined Conseco's board in September 2003.

The terms of Conseco's four other directors - R. Glenn Hilliard, Neal C. Schneider, Michael S. Shannon and John G. Turner - began in September 2003 and expire at the 2005 annual meeting.

Conseco, Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures.

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